Mail Stop 3561
                                                              April 18, 2018


    Andrew Khor Poh Kiang
    Chief Executive Officer
    Andes 7, Inc.
    424 Clay Street, Lower Level
    San Francisco, CA 94111

            Re:   Andes 7, Inc.
                  Form 10-K for the Fiscal Year Ended December 31, 2016 Filed May 4, 2017
                  File No. 0-55491

    Dear Mr. Kiang:

           We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                              Sincerely,

                                                              /s/ William H.
Thompson

                                                              William H.
Thompson
                                                              Accounting Branch
Chief
                                                              Office of
Consumer Products